Exhibit 99.1

Altitude Acquisition Corp. Announces the Separate Trading of its Common Stock and
Warrants, Commencing January 29, 2021

Atlanta, GA – January 22, 2021 – Altitude Acquisition Corp (Nasdaq: ALTUU) (the “Company”) today announced that, commencing January 29, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of common stock and warrants that are separated will trade on The Nasdaq Stock Market under the symbols “ALTU” and “ALTUW,” respectively. Those units not separated will continue to trade on The Nasdaq Stock Market under the symbol “ALTUU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

Altitude Acquisition Corp. is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on travel, travel technology and travel-related businesses with an enterprise value of $1 billion or more with either business-to-business (“B2B”) or business-to-consumer (“B2C”) focuses, that have compelling growth opportunities with strong underlying demand drivers.

Cantor Fitzgerald & Co. acted as the sole book-runner and Odeon Capital Group, LLC as the lead manager of the offering.

The offering was made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor, New York, NY 10022 or emailing a request to prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 8, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Cody Slach

Gateway

ALTU@gatewayir.com

949-574-3860